EXHIBIT 4.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of August 30, 2007, is made by and among Matritech, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and each of the purchasers (individually, a “Purchaser” and collectively the “Purchasers”) set forth on the execution pages hereof (each, an “Execution Page” and collectively the “Execution Pages”).

BACKGROUND

A.  The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

B.  Upon the terms and conditions stated in this Agreement, the Company desires to issue and sell to the Purchasers, and each Purchaser desires to purchase (i) a secured promissory note, in the form attached hereto as Exhibit A (collectively, including any note or notes issued upon transfer of the secured promissory notes, the “Series CNotes”), in the principal face amount set forth on the Execution Pages hereof (for each Purchaser, the “Subscription Amount”). The Series C Notes are sometimes referenced herein as the “Securities” and each of them may individually be referred to herein as a “Security.”

C.  In connection with the Closing pursuant to this Agreement, the Company and the Collateral Agent will execute and deliver a Second Amended and Restated Security Agreement, which amends and restates the Amended and Restated Security Agreement dated January 22, 2007, in the form attached hereto as Exhibit B (the “Security Agreement” and, together with the License Agreement (as defined below), the Pledge Agreement (as defined below) and any other document securing the Series C Notes, the “Security Documents”), such Security Agreement to be in favor of the Collateral Agent (as defined herein) for the benefit of all of the Purchasers, the purchasers of the 15% Secured Convertible Promissory Notes dated January 13, 2006 (the “Series A Notes”) and the purchasers of the Series B 15% Secured Convertible Promissory Notes dated January 22, 2007 (the “Series B Notes”), and to provide that the Company has agreed to grant a security interest in certain collateral described in the Security Documents in order to secure its obligations under the Series C Notes, the Series B Notes and the Series A Notes.

D.  In connection with the Closing pursuant to this Agreement, the Collateral Agent, for itself and the holders of the Series C Notes, Series B Notes and Series A Notes, together with the Company will execute and deliver a Second Amended and Restated Contingent License Agreement, which amends and restates the Amended and Restated Contingent License Agreement dated January 22, 2007, which agreement shall provide for the agreement by the Company, under certain circumstances, to provide a license to certain intellectual property rights to the Collateral Agent for the benefit of the holders of the Series C Notes, the holders of the Series B Notes and the holders of the Series A Notes, in the form attached hereto as Exhibit C (the “License Agreement”).

E.  The Company has entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated August 27, 2007, by and among Inverness Medical Innovations, Inc. (“Inverness”), Milano Acquisition Corp., and the Company, under which the Company has agreed to sell substantially all of its assets to Milano Acquisition Corp., in exchange for an initial payment of shares of Inverness common stock valued at approximately $36 million (the “Inverness Shares”).  After the closing of the sale of the Company’s assets contemplated under the Asset Purchase Agreement (the “Asset Purchase Closing”), the Company intends to resell the Inverness Shares pursuant to a Form S-3 registration statement to be filed by Inverness immediately following the Asset Purchase Closing as soon as reasonably practicable in order to repay the amounts owed by the Company pursuant to the Series A Notes, the Series B Notes and the Series C Notes and to satisfy the Borrower’s other obligations.

F.  In connection with the Asset Purchase Closing, the holders of the Series C Notes acknowledge that the Majority Holders of the Series A Notes (as defined in the Series A Notes) and the Majority Holders of the Series B Notes (as defined in the Series B Notes) have instructed the Collateral Agent to, immediately prior to the Asset Purchase Closing, (i) release the existing liens and security interests in the Collateral (as defined in the Security Documents); (ii) terminate the existing Security Documents; (iii) terminate the existing UCC-1 filings made under the Security Documents and file in lieu thereof a new UCC-1 financing statement in respect of the Inverness Shares pledged as collateral pursuant to the Pledge Agreement; (iv) terminate the License Agreement; and (v) enter into the Pledge Agreement attached hereto as Exhibit D (the “Pledge Agreement”), pursuant to which the Company agrees to (x) pledge that number of Inverness Shares evidenced by a stock certificate as would, upon the Asset Purchase Closing, have an aggregate value, as provided in the Asset Purchase Agreement, of 150% of all principal, interest and prepayment premiums owed in respect of the Series A Notes, the Series B Notes and the Series C Notes (the “Note Payment Amount”) and (y) in the event the value of the pledged Inverness Shares decreases to less than 120% of the Note Payment Amount for a period exceeding two consecutive trading days at any time prior to repayment in full of the Series A Notes, Series B Notes and the Series C Notes, pledge an additional number of Inverness Shares, valued as provided in the Asset Purchase Agreement, such that the aggregate value of all Inverness shares pledged under the Agreement shall be equal to 150% of the Note Payment Amount or provide other acceptable substitute collateral, within three (3) business days after receipt of written demand from the Majority Holders of the Series A Notes and the Majority Holders of the Series B Notes.  The Purchasers hereby give the same instruction as set forth above to the Collateral Agent.

G.  This Agreement, the Series C Notes, the License Agreement and the Security Documents are collectively referred to herein as the “Transaction Documents.”

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers, intending to be legally bound, hereby agree as follows:

1.	PURCHASE AND SALE OF SECURITIES.

(a)  Purchase and Sale of Securities.  Subject to the terms and conditions hereof, at the Closing (as defined in Section 1(b) below), the Company shall issue and sell to the Purchasers an aggregate principal face amount of Securities of $3,500,000 and each Purchaser, severally and not jointly, shall purchase from the Company, its respective Subscription Amount.

(b)  The Closing.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of The Feinberg Law Group, LLC at 57 River Street, Suite 204, Boston, Massachusetts 02481 at 10:00 a.m., Boston, Massachusetts time, on or before August 30, 2007 or such other time or place as the Company and the Purchasers may mutually agree (the “Closing Date”).

2.	PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Each Purchaser severally, but not jointly, represents and warrants to the Company as follows:

(a)  Purchase for Own Account, Etc.  Such Purchaser is purchasing the Securities for such Purchaser’s own account for investment purposes only and not with a present view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act.  Such Purchaser understands that such Purchaser must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering the resale of any such Securities. Notwithstanding anything in this Section 2(a) to the contrary, by making the representations herein, such Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.

(b)  Accredited Investor Status.  Such Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D.

(c)  Reliance on Exemptions.  Such Purchaser understands that the Securities are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(d)  Information.  Such Purchaser and its counsel, if identified to the Company, have been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been specifically requested by such Purchaser or its counsel.  Neither such inquiries nor any other investigation conducted by such Purchaser, its counsel or any of its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in Section 3 below.  Such Purchaser understands that such Purchaser’s investment in the Securities involves a high degree of risk.

(e)  Governmental Review.  Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(f)   Authorization; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser and is the valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(g)  Residency.  Such Purchaser is a resident of, or has principal offices in the jurisdiction set forth under such Purchaser’s name on the Execution Page hereto executed by or on behalf of such Purchaser.

(h)  No Trading in Securities.  Such Purchaser has not offered to sell, solicited offers to buy, disposed of, loaned, pledged or granted any right with respect to the Company’s Common Stock since the date it agreed to learn the confidential terms of the transactions contemplated by the Transaction Documents.

(i)    Beneficial Ownership.  Prior to the Closing, such Purchaser is not a “beneficial owner” of more than 5% of the Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  Prior to, and as a result of the purchase of the Series C Notes at the Closing, such Purchaser is not, and will not be an “interested stockholder” as defined in Section 203 of the Delaware General Corporation Law, as amended.

(j)       Investment Permitted by Terms of Plan.  The investment by the Purchasers in the Series C Notes is permitted by the terms and conditions of the U.S. Boston Corporation Profit Sharing Plan and will not violate any applicable provisions of the Employee Retirement Income Security Act of 1974.

Each Purchaser’s representations and warranties made in this Article 2 are made solely for the purpose of permitting the Company to make a determination that the offer and sale of the Securities pursuant to this Agreement comply with applicable U.S. federal and state securities laws and not for any other purpose.  Accordingly, the Company may not rely on such representations and warranties for any other purpose.  No Purchaser has made or hereby makes any other representations or warranties, express or implied, to the Company in connection with the transactions contemplated hereby.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth on a Disclosure Schedule executed and delivered by the Company to each Purchaser (the “Disclosure Schedule”), the Company represents and warrants to each Purchaser as follows:

(a)  Organization and Qualification.  The Company and each of its direct and indirect subsidiaries (collectively, the “Subsidiaries”) is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify or be in good standing would have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means any effect which, individually or in the aggregate with all other effects, reasonably would be expected to be materially adverse to (i) the Securities; (ii) the ability of the Company to perform its obligations under this Agreement, the Series C Notes or the other Transaction Documents; or (iii) the business, operations, properties, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

(b)  Authorization; Enforcement.  Except as set forth in Section 3(b) of the Disclosure Schedule, (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Series C Notes and the other Transaction Documents, and to issue and sell the Series C Notes in accordance with the terms hereof and thereof; (ii) the execution, delivery and performance of this Agreement, the Series C Notes and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Series C Notes) have been duly authorized by the Company’s Board of Directors and, except as referenced in Section 7(g) hereof, no further consent or authorization of the Company, its Board of Directors, or any committee of the Board of Directors is required; and (iii) this Agreement constitutes, and, upon execution and delivery by the Company of the other Transaction Documents, such Transaction Documents will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(c)  Charter; Bylaws; Stock of Subsidiaries.  The Company has furnished to each Purchaser true and correct copies of the Company’s Amended and Restated Certificate of Incorporation as amended and as in effect on the date hereof (“Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws as in effect on the date hereof (the “Bylaws”).  For purposes of all provisions of this Agreement, any document publicly available on the SEC’s EDGAR system shall be considered to have been validly “furnished,” “delivered” or “provided” to a Purchaser or its counsel, as applicable.  The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or any such Subsidiary.

(d)  Issuance of Securities.  The Series C Notes are duly authorized and, upon issuance in accordance with the terms of this Agreement, (i) will be the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally; (ii) will not be subject to rights of first refusal or other similar rights of stockholders or noteholders of the Company or any other person which have not been waived in connection herewith; and (iii) will not impose personal liability on the holder thereof.

(e)  No Conflicts; Consents.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Series C Notes) will not (i) result in a violation of the Certificate of Incorporation or Bylaws; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment (including, without limitation, the triggering of any anti-dilution provisions), acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws, rules and regulations and rules and regulations of any self-regulatory organizations to which either the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except, with respect to clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not, individually or in the aggregate, have a Material Adverse Effect).  Except (w) for the filing of a Form D with the SEC, (x) as may be required for compliance with applicable state securities or “blue sky” laws, (y) for the filing with the Secretary of the State of Delaware of a new UCC-1 financing statement as contemplated in recital paragraph (F) above and as required in connection with the Pledge Agreement, or (z) as otherwise set forth in Section 3(e) of the Disclosure Schedule, the Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency or other third party (including, without limitation, pursuant to any Material Contract (as defined in Section 3(g) below)) in order for it to execute, deliver or perform any of its obligations under this Agreement or any of the other Transaction Documents.

(f)  Compliance.  The Company is not in violation of its Certificate of Incorporation, Bylaws or other organizational documents and no Subsidiary is in violation of any of its organizational documents.  Except as set forth in Section 3(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default (and no event has occurred that with notice or lapse of time or both would put the Company or any of its Subsidiaries in default) under, nor, to the knowledge of the Company or any of its Subsidiaries, has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party (including, without limitation, the Material Contracts), except for actual or possible violations, defaults or rights that would not, individually or in the aggregate, have a Material Adverse Effect.  The businesses of the Company and its Subsidiaries are not being conducted, and shall not be conducted so long as any Purchaser owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity, except for possible violations the sanctions for which either individually or in the aggregate have not had and would not have a Material Adverse Effect.  Neither the Company, nor any of its Subsidiaries has, nor, to the knowledge of the Company or any of its Subsidiaries, has any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary, in the course of his actions for, or on behalf of, the Company or any Subsidiary, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, provincial or foreign regulatory authorities that are material to the conduct of its business, and neither the Company nor any of its Subsidiaries has received any notice of proceeding relating to the revocation or modification of any such certificate, authorization or permit.

(g)  SEC Documents, Financial Statements.  Since December 31, 2001, the Company has timely filed (within applicable extension periods) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, the “SEC Documents”).  The Company has delivered to each Purchaser true and complete copies of the SEC Documents.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings made prior to the date hereof).  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments).  Except as set forth in the financial statements of the Company included in the Select SEC Documents (as defined below), the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business with non-affiliated third parties subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business with non-affiliated third parties and not required under GAAP to be reflected in such financial statements, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company.  To the extent required by the rules and regulations of the SEC applicable thereto, the Select SEC Documents contain a complete and accurate list of all material undischarged written or oral contracts, agreements, leases or other instruments to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the properties or assets of the Company or any Subsidiary is subject (each, a “Material Contract”).  Except as set forth in the Select SEC Documents, none of the Company, its Subsidiaries or, to the best knowledge of the Company, any of the other parties thereto is in breach or violation of any Material Contract, which breach or violation would have a Material Adverse Effect.  For purposes of this Agreement, “Select SEC Documents” means the Company’s (A) Proxy Statement for its 2007 Annual Meeting of Stockholders, (B) Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Annual Report”), (C) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, and (D) Current Reports on Form 8-K filed since December 31, 2006.

(h)  Internal Accounting Controls.  The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the 2006 Annual Report and the Company’s most recently filed Quarterly Report on Form 10-Q (each such date, an “Evaluation Date”).  The Company presented in the 2006 Annual Report and its most recently filed Quarterly Report on Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the respective Evaluation Date.  Since the Evaluation Date for the 2006 Annual Report, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(i)  Absence of Certain Changes.  Except as set forth in the Select SEC Documents, since December 31, 2006, there has been no material adverse change and no material adverse development in the business, properties, operations, prospects, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.  The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or receivership law, nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings with respect to the Company or any of its Subsidiaries.

(j)  Transactions With Affiliates.  Except as set forth in the Select SEC Documents, none of the officers, directors, or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services solely in their capacity as officers, directors or employees), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director, or employee has an ownership interest of five percent or more or is an officer, director, trustee or partner.

(k)  Absence of Litigation.  Except as disclosed in the Select SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, any of its Subsidiaries, or any of their respective directors or officers in their capacities as such.  There are no facts which, if known by a potential claimant or governmental authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

(l)   Intellectual Property.  Except for those matters described in the Company’s SEC Documents or as otherwise set forth in Section 3(l) of the Disclosure Schedule and except for other matters which are not material to the Company’s business taken as a whole:

(i)
No “Intellectual Property” (consisting of patents, trademarks, service marks, trade dress, trade names and corporate names, copyrights; and any registrations, applications and renewals for any of the foregoing) owned by the Company or its Subsidiaries which is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted is now involved in any cancellation, dispute or litigation, and, to the Company’s knowledge, no such action is threatened.

(ii)	No patent owned by the Company or its Subsidiaries is now involved in any interference, reissue, re-examination or opposition proceeding.

(iii)
To the knowledge of the Company and its Subsidiaries, neither the Company nor any Subsidiary of the Company infringes or is in conflict with any right of any other person with respect to any third party Intellectual Property.

(iv)	Neither the Company nor any of its Subsidiaries has received written notice of any pending conflict with or infringement upon such third party Intellectual Property.

(v)
Neither the Company nor any of its Subsidiaries has entered into any consent agreement, forbearance to sue or settlement agreement with respect to the validity of the Company’s or its Subsidiaries’ ownership of or right to use its Intellectual Property.

(vi)
The Company and its Subsidiaries have complied, in all material respects, with their respective contractual obligations relating to the protection of the Intellectual Property used pursuant to licenses.

(vii)
To the Company’s knowledge, no person is infringing on or violating the Intellectual Property owned by the Company which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(m)  Title.  The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and merchantable title to all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.  Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(n)  Tax Status. Except as set forth in the Select SEC Documents or as otherwise set forth in Section 3(n) of the Disclosure Schedule, the Company and each of its Subsidiaries has made or filed all foreign, U.S. federal, state, provincial and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.  The Company has not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any foreign, federal, state, provincial or local tax. None of the Company’s tax returns is presently being audited by any taxing authority.

(o)  Insurance.  The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure. To the Company’s knowledge, no default or event has occurred that could give rise to a default under any such policy.

(p)  Solvency.  Based on the financial condition of the Company as of the Closing Date, and after giving effect to the net proceeds of the transactions contemplated by this Agreement, the Company’s fair saleable value of its assets exceeds the amount that is currently required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities).  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(q)  Anti-Takeover Provisions.  The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its Certificate of Incorporation or the laws of the state of its incorporation (including, without limitation, Section 203 of the Delaware General Corporation Law, as amended) which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any and all Purchaser’s ownership of the Securities.

(r)  Acknowledgment Regarding Each Purchaser’s Purchase of the Securities.  The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and that prior to the Closing no Purchaser is (i) an officer or director of the Company; (ii) an “affiliate” of the Company (as defined in Rule 144 under the Securities Act (including any successor rule, “Rule 144”)); or (iii) a “beneficial owner” of more than 5% of the Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act).  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Purchaser or any of its representatives or agents in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(s)  No General Solicitation or Integrated Offering.  Neither the Company nor any distributor participating on the Company’s behalf in the transactions contemplated hereby (if any) nor any person acting for the Company, or any such distributor, has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to any of the Securities being offered hereby.  Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities being offered hereby under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act, which result of such integration would require registration under the Securities Act, or any applicable stockholder approval provisions.

(t)  No Brokers.  The Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by any Purchaser relating to this Agreement or the transactions contemplated hereby.

(u)  Disclosure.  All information relating to or concerning the Company and/or any of its Subsidiaries set forth in this Agreement or provided to the Purchasers pursuant to Section 2(d) hereof or otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial conditions, which has not been publicly disclosed but, under applicable law, rule or regulation, would be required to be disclosed by the Company in a registration statement filed on the date hereof by the Company under the Securities Act with respect to a primary issuance of the Company’s securities.

4.	COVENANTS.

(a)  Best Efforts.  The parties shall use their respective best efforts timely to satisfy each of the conditions described in Sections 6 and 7 of this Agreement.

(b)  Form D; Blue Sky Laws; Nonpublic Information; Publicity.  The Company shall file with the SEC a Form D with respect to the Securities as required under Regulation D.  The Company shall, on or before the Closing Date, take such action, if any, as the Company shall reasonably determine is necessary to qualify the Securities for sale to each Purchaser pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States or obtain exemption therefrom.    No later than the second business day after the Closing Date, the Company shall file a Form 8-K with the SEC concerning this Agreement and the transactions contemplated hereby, which Form 8-K shall attach this Agreement and its Exhibits as exhibits to such Form 8-K (the “8-K Filing”).  Except as set forth in Section 4(b) to the Disclosure Schedules (which shall be deemed to include any information provided to the Purchasers in the Cash Budget (as defined in Section 7(h) hereof) then remaining material and non-public), from and after the date of the 8-K Filing, the Company hereby acknowledges that no Purchaser shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries or, to the best of the Company’s knowledge, any of its or their respective directors, officers, employees, affiliates, stockholders, agents or representatives.  The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective directors, officers, employees, affiliates, stockholders, agents or representatives not to, provide any Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the date of the 8-K Filing without the prior express written consent of such Purchaser; provided, however, that a Purchaser that exercises its rights under Section 4(i) (Inspection of Properties and Books) hereof shall be deemed to have given such express written consent.  In the event the covenant in the preceding sentence is breached for any reason, whether or not as a result of the fault or nonfeasance of the Company, the Company shall, as promptly as practicable and in no event later than the first trading day after becoming aware of such breach, disclose all such material nonpublic information to the public in accordance with Regulation FD promulgated under the Exchange Act.  Subject to the foregoing, neither the Company nor any

Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations (provided that (a) each Purchaser shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and (b) in no event will any Purchaser be identified by name in any press release, or other public disclosure without the express prior approval of the Purchaser to be named).

(c)  Reporting Status.  So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(d)  Use of Proceeds.  The Company shall use the proceeds from the sale and issuance of the Series C Notes for general corporate purposes.  Notwithstanding the foregoing, except as set forth on Section 4(d) of the Disclosure Schedule such proceeds shall not be used to (i) pay dividends; (ii) pay for any increase in executive compensation or make any loan or other material advance to any officer, employee, shareholder, director or other affiliate of the Company, without the express approval of the Board of Directors acting in accordance with past practice; (iii) purchase debt or equity securities of any entity, including those issued by the Company (except that the Company is expressly permitted to (i) repurchase certain warrants issued by it in connection with prior financing transactions and (ii) subject to Section 7(k), make repayments or other payments in respect of the Series A Notes and/or the Series B Notes), except for (A) evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition, (B) certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $500,000,000, (C) the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition, and (D) “Money Market” fund shares, or money market accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (A), (B), or (C) above; or (iv) make any investment not directly related to the current business of the Company.

(e)  Corporate Existence.  So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, the Company shall maintain its corporate existence, and in the event of a merger, consolidation or sale of all or substantially all of the Company’s assets, the Company shall ensure that all its obligations under the Series C Notes are repaid in full in accordance with the terms and conditions of the Series C Notes.

(f)  Legal Compliance.  The Company shall conduct its business and the business of its Subsidiaries in compliance with all laws, ordinances or regulations of governmental entities applicable to such businesses, except where the failure to do so would not have a Material Adverse Effect.

(g)  Redemptions, Dividends and Repayments of Indebtedness.  So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Series C Notes, the Company shall not, without first obtaining the written approval of the holders of the Series C Notes then outstanding (which approval may be given or withheld by such holders in their sole and absolute discretion), repurchase, redeem or declare or pay any cash dividend or distribution on any shares of capital stock of the Company or repay or prepay any principal of or interest on indebtedness of the Company other than as expressly set forth on Schedule 4(g) hereto or as contemplated in this Agreement (including, without limitation, in Section 4(d) hereof).

(h)  Information.  So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, the Company shall furnish to each such Purchaser the information the Company must deliver to any holder or to any prospective transferee of Securities in order to permit the sale or other transfer of such Securities pursuant to Rule 144A of the SEC or any similar rule then in effect.

The Company shall keep at its principal executive office a true copy of this Agreement (as at the time in effect), and cause the same to be available for inspection at such office during normal business hours by any holder of Securities or any prospective transferee of Securities designated by a holder thereof.

(i)  Inspection of Properties and Books.  So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, each such Purchaser and its representatives and agents (collectively, the “Inspectors”) shall have the right, at such Purchaser’s expense, to visit and inspect any of the properties of the Company and of its Subsidiaries, to examine the books of account and records of the Company and of its Subsidiaries, to make or be provided with copies and extracts therefrom, to discuss the affairs, finances and accounts of the Company and of its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (and by this provision the Company authorizes such accountants to discuss such affairs, finances and accounts, whether or not a representative of the Company is present) all at such reasonable times and intervals and to such reasonable extent as the Purchasers may desire; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to such Purchaser) of any such information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (i) the parties mutually determine on a reasonable basis that the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (ii) the release of such information is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, or (iii) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement.  Each Purchaser agrees that it shall, upon learning that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information deemed confidential.

(j)  Stockholders Rights Plan.  No claim shall be made or enforced by the Company or any other person that any Purchaser is an “Acquiring Person” under any stockholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any

Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under this Agreement or any other Transaction Documents or under any other agreement between the Company and the Purchasers.

(k)  Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by any Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities.  The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document.  The Company shall execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Purchaser.

(l)   Expenses.  At the Closing, the Company shall reimburse the Purchasers for the out-of-pocket expenses reasonably incurred by the Purchasers, their affiliates and their advisors in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the Purchasers’ and their respective affiliates’ and advisors’ reasonable due diligence and attorneys’ fees and expenses (the “Expenses”); provided, however, that the fees of the Purchasers’ outside counsel, The Feinberg Law Group, LLC, shall not exceed $27,500 without the approval of the Company, which approval shall not be unreasonably withheld.  The Purchasers’ reasonable out-of-pocket costs and legal fees will be paid regardless of whether the transaction closes.

(m)  Restriction on Sales.  Until such time that the Company makes the 8-K Filing, or otherwise publicly announces the transactions contemplated hereby, or until such time that the Purchasers are no longer in possession of any material non-public information related to the Cash Budget, the Purchasers will not offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to the Company’s common stock.

(n)  Execution of Pledge Agreement.  Immediately prior to the Asset Purchase Closing, the Company shall execute and deliver to the Collateral Agent the Pledge Agreement.  In addition, the Company shall use its commercially reasonable efforts to give effect to the transactions contemplated by the Pledge Agreement.

(o)  Usury Notices.  The Company shall co-operate with the Purchasers with respect to the filing of any usury notices that the Purchasers may elect to file.

(p)  Security Interests.  So long as the Purchasers (or any of their respective affiliates) beneficially own any of the Series C Notes, the Company shall not, without first obtaining the written approval of the Required Holders (as defined herein), grant any additional security interests in the Company’s assets other than those outstanding on the date hereof.

5.	SECURITIES TRANSFER MATTERS.

(a)  Transfer or Resale.  Each Purchaser understands that (i) the sale or resale of the Securities have not been and are not being registered under the Securities Act or any state securities laws, and the Securities may not be transferred unless (A) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering the Securities; or (B) such Purchaser shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (C) sold under and in compliance with Rule 144; or (D) sold or transferred to an affiliate of such Purchaser that agrees to sell or otherwise transfer the Securities only in accordance with the provisions of this Section 5(a); and (ii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws.  Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement, provided such pledge is consistent with applicable laws, rules and regulations.

(b)  Legends.  Each Purchaser understands that the Series C Notes may bear a restrictive legend in substantially the following form:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States or in any other jurisdiction.  The securities represented hereby may not be offered, sold or transferred in the absence of an effective registration statement for the securities under applicable securities laws unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws.”

The legend set forth above shall be removed and the Company shall issue the Securities without such legend to the holder of any such Security upon which it is stamped, if, unless otherwise required by state securities laws, (i) the sale of such Security is registered under the Securities Act (including registration pursuant to Rule 416 thereunder); (ii) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act; or (iii) such holder provides the Company with reasonable assurances that such Security can be sold under Rule 144(k).  In the event the above legend is removed from any Security and thereafter the effectiveness of a registration statement covering such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance written notice to such Purchaser the Company may require that the above legend be placed on any such Security that cannot then be sold pursuant to an effective registration statement or under Rule 144 and such Purchaser shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such Security may again be sold pursuant to an effective registration statement or under Rule 144(k).

(c)  Transfer Agent Instruction.  Upon compliance by any Purchaser with the provisions of this Section 5 with respect to the transfer of any Securities, the Company shall permit the transfer of such Securities.  The Company shall not give any instructions to its transfer agent with respect to the Securities, other than any permissible or required instructions provided in this Section 5, and the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Series C Notes to each Purchaser hereunder is subject to the satisfaction, at or before the Closing Date, of each of the following conditions as to such Purchaser, provided that such conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a)  Execution of Transaction Documents.  Each Purchaser shall have executed such Purchaser’s Execution Page to this Agreement and each other Transaction Document to which such Purchaser is a party and delivered the same to the Company.

(b)  Payment of Purchase Price.  Subject to Section 4(n), each Purchaser shall have delivered the full amount of such Purchaser’s Subscription Amount to the Company by wire transfer in accordance with the Company’s written wiring instructions.

(c)  Representations and Warranties True; Covenants Performed.  The representations and warranties of each Purchaser shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date), and such Purchaser shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(d)  No Legal Prohibition.  No statute, rule, regulation, executive order, decree, ruling, injunction, action or proceeding shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

7.	CONDITIONS TO EACH PURCHASER’S OBLIGATION TO PURCHASE.

The obligation of each Purchaser hereunder to purchase the Series C Notes for which it is subscribing from the Company hereunder is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that such conditions are for each Purchaser’s individual and sole benefit and may be waived by any Purchaser as to such Purchaser at any time in such Purchaser’s sole discretion:

(a)  Execution of Transaction Documents.  The Company shall have executed such the Company’s Execution Page to this Agreement and each Transaction Document to which the Company is a party and delivered executed originals of the same to such Purchaser.  All other parties to the Transaction Documents (other than such Purchaser) shall have executed such Transaction Documents to which they are a party.  For clarity, the Transaction Documents to be delivered to the Purchaser include, without limitation, the Security Agreement and the License Agreement.

(b)  Delivery of Securities.  The Company shall have delivered to each such Purchaser a duly executed Series C Note for the Subscription Amount being purchased by such Purchaser, registered in such Purchaser’s name.

(c)  Representations and Warranties True; Covenants Performed.  The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(d)  No Legal Prohibition.  No statute, rule, regulation, executive order, decree, ruling, injunction, action or proceeding shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of, any of the transactions contemplated by this Agreement.

(e)  Legal Opinion.  Such Purchaser shall have received an opinion of the Company’s counsel dated as of the Closing Date in substantially the form approved by the Purchasers prior to the Closing.

(f)  No Material Adverse Change.  There shall have been no material adverse changes and no material adverse developments in the business, properties, operations, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, since the date hereof, and no information that is materially adverse to the Company and of which such Purchaser is not currently aware shall come to the attention of such Purchaser.

(g)  Corporate Approvals.  Such Purchaser shall have received (i) a copy of resolutions, duly adopted by the Board of Directors of the Company, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby and providing a determination as to whether any Purchasers are or will be an “interested stockholder” as defined in Section 203 of the Delaware General Corporation Law, as amended, as a result of the transactions contemplated hereby, certified as such by the Secretary or Assistant Secretary of the Company; (ii) consents of the holders of at least 75% of the outstanding Series A Preferred Stock of the Company for the incurrence of aggregate debt of up to $15,300,000 since March 4, 2005; (iii) consents of the holders of a majority of outstanding principal balance of the Series A Notes to the incurrence by the Company of additional debt, including the issuance of the Series C Notes, and to the pari passu position of the Series C Notes to the Series A Notes as to repayment and security; (iv) consents of the holders of a majority of outstanding principal balance of the Series B Notes to the incurrence by the Company of additional debt, including the issuance of the Series C Notes, and to the pari passu position of the Series C Notes to the Series B Notes or Series B Notes as to repayment and security; and (v) such other documents as it reasonably requests in connection with the Closing.

(h)  Cash Budget.  The Company shall have delivered to the Purchasers an operating budget, satisfactory to the Purchasers, for the period from June 30, 2007 to December 31, 2007 (the “Cash Budget”).

(i)  Asset Purchase Agreement.  The Company shall have signed a definitive asset purchase agreement with Inverness Medical Innovations, Inc. and Milano Acquisition Corp. and shall have publicly announced the signing of such agreement.

(j)  Other Security Documents.  The Collateral Agent shall have provided to the Purchasers copies of all filed financing statements and filings with the United States Patent and Trademark Office relating to the collateral securing the Series C Notes, and such copies shall be certified by the Collateral Agent as being (1) true and correct copies of the applicable documents and (2) in full force and effect.

(k)  Deferral of Payments.  The holders of at least a majority of outstanding principal balance of the Series A Notes and the Series B Notes shall have agreed to defer cash payments of principal and interest on their respective notes until the Maturity Date (as such term is defined in the Series C Notes) of the Series C Notes.

8.	COLLATERAL AGENCY PROVISIONS.

(a)  Appointment of Collateral Agent.  The Purchasers hereby appoint SDS Capital Group SPC, Ltd. (“SDS”) to act as collateral agent (the “Collateral Agent”) and SDS agrees to act as Collateral Agent for the Purchasers, as contemplated herein and in the Security Documents.

(b)  Collateral Agent Authorized to Enter into Collateral Documents.  Each of the Purchasers authorizes the Collateral Agent to enter into the Security Documents on its behalf.

(c)  Amendment to Security Documents.  The Purchasers holding a majority of the total outstanding principal balance of the Series C Notes (the “Required Holders”) shall have the right to direct the Collateral Agent, from time to time, to consent, on behalf of the Purchasers, to any amendment, modification or supplement to or waiver of any provision of any Security Document and to release any Collateral (as defined in the Security Documents) from any lien or security interest held by the Collateral Agent; provided, however, that (i) no such direction shall require the Collateral Agent to consent to the modification of any provision or portion thereof which (in the sole judgment of the Collateral Agent) is intended to benefit the Collateral Agent; (ii) the Collateral Agent shall have the right to decline to follow any such direction if the Collateral Agent shall determine in good faith that the directed action is not permitted by the terms of any Security Document or may not lawfully be taken; and (iii) no such direction shall waive or modify any provision of any Security Document, the waiver or modification of which expressly requires the consent of all of the Purchasers unless all Purchasers consent thereto.  The Collateral Agent may rely on any such direction given to it by the Required Holders and shall be fully protected in relying thereon, and shall under no circumstances be liable, except in circumstances involving the Collateral Agent’s gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction, to any holder of the Series C Notes or any other person or entity for taking or refraining from taking action in accordance with any direction or otherwise in accordance with any of the Security Documents.  For the avoidance of doubt, the undersigned Purchasers, themselves the Required Holders, hereby give the Collateral Agent the instruction set forth in recital paragraph (F) above.

(d)  Duties of Collateral Agent.

(i)  Powers.  The Collateral Agent shall have and may exercise such powers under the Security Documents as are specifically delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  The Collateral Agent shall not have any implied duties or any obligations to take any action under the Security Documents except any action specifically provided by the Security Documents to be taken by the Collateral Agent.

(ii)  Reliance on Instructions of Required Holders.  The Collateral Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Holders, subject to Section 8(c) hereof, and such instructions shall be binding upon all the Purchasers; provided, however, that the Collateral Agent shall not be required to take any action which the Collateral Agent in good faith believes (A) could reasonably be expected to expose it to personal liability or (B) is contrary to this Agreement, the Security Documents and applicable law.  Notwithstanding anything to the contrary contained herein, if the holders of the Series A Notes give the Collateral Agent any direction, as provided in Section 8 of the Series A Purchase Agreement, by and among the Company and the purchasers party thereto, dated as of January 13, 2006, the holders of the Series C Notes party hereto acknowledge and agree that (i) such direction shall be deemed to be an instruction from the holders of the Series A Notes, the Series B Notes and the Series C Notes acting jointly; (ii) the holders of the Series C Notes shall not give a conflicting instruction to the Collateral Agent pursuant to the provisions of this Agreement; and (iii) if the Collateral Agent receives conflicting or inconsistent instructions from the holders of the Series B Notes or the Series C Notes, the Collateral Agent shall honor the instructions given by the holders of the Series A Notes and disregard the instructions given by the holders of the Series B Notes and/or the holders of the Series C Notes.  In addition, if, in the absence or failure to act of the holders of the Series A Notes, the holders of the Series B Notes give the Collateral Agent any direction, as provided in Section 8 of the Series B Purchase Agreement, by and among the Company and the purchasers party thereto, dated as of January 22, 2007, the holders of the Series C Notes party hereto acknowledge and agree that (i) such direction shall be deemed to be an instruction from the holders of the Series A Notes, the Series B Notes and the Series C Notes acting jointly; (ii) the holders of the Series C Notes shall not give a conflicting instruction to the Collateral Agent pursuant to the provisions of this Agreement; and (iii) if the Collateral Agent receives conflicting or inconsistent instructions from the holders of the Series C Notes, the Collateral Agent shall honor the instructions given by the holders of the Series B Notes and disregard the instructions given by the holders of the holders of the Series C Notes.  Finally, if, in the absence or failure to act of the holders of the Series A Notes and the Series B Notes, the holders of the Series C Notes give the Collateral Agent any direction, as provided in this Section 8, such direction shall be deemed to be an instruction from the holders of the Series A Notes, the Series B Notes and the Series C Notes acting jointly and the holders of the Series C Notes acknowledge and agree that if the Collateral Agent receives conflicting or inconsistent instructions from the holders of the Series A Notes or the Series B Notes, the Collateral Agent shall honor the instructions given by the holders of the such other Notes and disregard the instructions given by the holders of the holders of the Series C Notes.

(iii)  Action Without Instructions After Event of Default.  Absent written instructions from the Required Holders at a time when an Event of Default (as defined in the Series C Notes) shall have occurred and be continuing, the Collateral Agent may take, but shall have no obligation to take, any and all actions under the Security Documents or any of them or otherwise as it shall deem to be in the best interests of the Purchasers; provided, however, that in the absence of written instructions from the Required Holders, the Collateral Agent shall not exercise remedies available to it under any Security Document with respect to the Collateral or any part thereof (other than preserving, collecting and protecting the Collateral and the proceeds thereof).

(iv)  Independent Right of Each Purchaser to Instruct Collateral Agent.  The right of each Purchaser to instruct the Collateral Agent is the separate and individual property of such Purchaser and may be exercised as such Purchaser sees fit in its sole discretion and with no liability to any other such Purchaser for the exercise or non-exercise thereof.  Without limiting the foregoing, the Required Holders shall not be liable under any circumstances to any other Purchaser for any action taken or omitted to be taken hereunder by the Collateral Agent upon written instructions from the Required Holders.

(v)   Relationship Between Collateral Agent and Purchasers.  The relationship between the Collateral Agent and the Purchasers is and shall be only to the extent explicitly provided for herein that of agent and principal and nothing herein contained shall be construed to constitute the Collateral Agent a trustee for any Purchaser or to impose on the Collateral Agent duties and obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, neither the Collateral Agent nor any of its directors, officers, employees, partners or agents shall:

(A)  be responsible to the other Purchasers for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, perfection, effectiveness or enforceability of, the Security Documents (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

(B)  be responsible to the other Purchasers for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any security interest in the Collateral (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

(C)  be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by any person or entity of its or their obligations under any Security Document (it being expressly understood that any determination of the foregoing is the responsibility of each Purchaser),

(D)  be deemed to have knowledge of the occurrence of an Event of Default (as defined in either the Series B Notes or the Series C Notes), or any event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time or both, constitute an Event of Default,

(E)  be responsible or liable to the Purchasers for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located regardless of the cause thereof unless the same shall happen solely through the gross negligence or willful misconduct of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction,

(F)  have any liability to the Purchasers for any error or omission or action or failure to act of any kind made in the settlement, collection or payment in connection with any of the Security Documents or any of the Collateral or any instrument received in payment therefor or for any damage resulting therefrom other than as a sole result of its own gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction, or

(G)  in any event, be liable to the Purchasers as such for any action taken or omitted by it, absent its gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

(e)  Standard of Care.  Each Purchaser agrees with all other Purchasers and the Collateral Agent that nothing contained in this Agreement shall be construed to give rise to, nor shall such Purchaser have, any claims whatsoever against the Collateral Agent on account of any act or omission to act in connection with the exercise of any right or remedy of the Collateral Agent with respect to the Security Documents or the Collateral in the absence of gross negligence or willful misconduct of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

(f)  Collateral In Possession of Collateral Agent.  The Collateral Agent shall be at liberty to place any of the Collateral, this Agreement, the Security Documents and any other instruments, documents or deeds delivered to it pursuant to or in connection with any of such documents in any safe deposit box, safe or receptacle selected by it or with any bank, any company whose business includes undertaking the safe custody of documents or any firm of lawyers of good repute and the Collateral Agent shall not be responsible for any loss thereby incurred unless such loss is solely the result of the Collateral Agent’s gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.  The Collateral Agent’s books and records shall at all times show that the Collateral is held by the Collateral Agent subject to the pledge and lien of the Security Documents.

(g)  Agents, Officers and Employees of Collateral Agent.  The Collateral Agent may execute any of its duties under the Security Documents by or through its agents, officers or employees.  Neither the Collateral Agent nor any of its agents, officers or employees shall be liable for any action taken or omitted to be taken by it or them in good faith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss unless any of the foregoing shall happen through its or their gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

(h)  Appointment of Co-Agent.  Whenever the Collateral Agent shall deem it necessary or prudent in order either to conform to any law of any jurisdiction in which all or any part of the Collateral shall be situated or to make any claim or bring any suit with respect to the Collateral or the Security Documents, or in the event that the Collateral Agent shall have been requested to do so by or on behalf of the Required Holders, the Collateral Agent shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or proper to constitute a bank or trust company, or one or more other persons or entities approved by the Collateral Agent, either to act as co-agent or co-agents with respect to all or any part of the Collateral or with respect to the Security Documents, jointly with the Collateral Agent or any successor or successors, or to act as separate agent or agents of any such property, in any such case with such powers as may be provided in such supplemental agreement, and to vest in such bank, trust company or other persons or entities as such co-agent or separate agent, as the case may be, any property, title, right or power of the Collateral Agent deemed necessary or advisable by the Required Holders or the Collateral Agent.

(i)   Reliance on Certain Documents.  The Collateral Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or entity, and with respect to all legal matters shall be entitled to rely on the advice of legal advisors selected by it concerning all matters relating to the Security Documents and its duties hereunder and thereunder and otherwise shall rely on such experts as it deems necessary or desirable, and shall not be liable to any Purchaser or any other person or entity for the consequences of such reliance in the absence of gross negligence or willful misconduct as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

(j)   Collateral Agent May Have Separate Relationship with Parties.  The Collateral Agent (or any affiliate of the Collateral Agent) may, notwithstanding the fact that it is the Collateral Agent, act as a lender to the Company and lend money to, and generally engage in any kind of business with such party in the same manner and to the same effect as though it were not the Collateral Agent; and such business shall not constitute a breach of any obligation of the Collateral Agent to the other Purchasers.

(k)  Indemnification of Collateral Agent.  Each of the Purchasers, ratably on the basis of the respective principal amounts of the Series C Notes outstanding at the time of the occurrence giving rise to the below liabilities, losses, etc., agrees to indemnify the Collateral Agent for any and all liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Collateral Agent in its capacity as the Collateral Agent, in any way relating to or arising out of the Security Documents or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof (“Losses”), provided that neither the Company nor any Purchaser shall be liable for any of the foregoing to the extent they arise from gross negligence or willful misconduct on the part of the Collateral Agent as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.  This Section 8(k) shall survive the termination of this Agreement.  Prior to taking any action hereunder as Collateral Agent, the Collateral Agent may require each Purchaser to deposit with it sufficient sums as it determines in good faith is necessary to protect the Collateral Agent for costs and expenses associated with taking such action, and the Collateral Agent shall have no liability hereunder for failure to take such action unless the Purchasers promptly deposit such sums.

(l)   Resignation.  The Collateral Agent at any time may resign, upon thirty (30) days’ prior written notice, by an instrument addressed and delivered to the Purchasers and the Company and may be removed at any time with or without cause upon thirty (30) days’ prior written notice, by an instrument in writing duly executed by duly authorized signatories of the Required Holders.  The Required Holders shall also have the right to appoint a successor to the Collateral Agent upon any such resignation or removal, by instrument of substitution complying with the requirements of applicable law, or, in the absence of any such requirement, without any formality other than appointment and designation in writing, a copy of which instrument or writing shall be sent to each Purchaser.  Upon the making of such appointment and delivery to such successor Collateral Agent of the Collateral then held by the retiring Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties conferred hereby and by the Security Documents upon the Collateral Agent named herein, and one or more such appointments and designations shall not exhaust the right to appoint and designate further successor Collateral Agents hereunder.  The retiring Collateral Agent shall not be discharged from its duties and obligations hereunder until, and the retiring Collateral Agent shall be so discharged when, all the Collateral held by the retiring Collateral Agent has been delivered to the successor Collateral Agent and such successor Collateral Agent shall execute, acknowledge and deliver to each holder of the Series C Notes and to the Company an instrument accepting such appointment.  If no successor shall be appointed and approved on or prior to the date of any such resignation, the resigning Collateral Agent may apply to any court of competent jurisdiction to appoint a successor to act until a successor shall have been appointed by the Required Holders as above provided.

(m)  Rights with Respect to Collateral.

(i)  Each Purchaser agrees with all other Purchasers (A) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Collateral Agent or any of the other Purchasers in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (B) that such Purchaser has no other rights with respect to the Collateral other than as set forth in this Agreement and the Security Documents.

(ii)  Each Purchaser agrees with all other Purchasers and the Collateral Agent that nothing contained in this Section 8 shall be construed to give rise to, nor shall such Purchaser have, any claims whatsoever against any other Purchaser or the Collateral Agent on account of any act or omission to act in connection with the exercise of any right or remedy of the Collateral Agent or any other Purchaser with respect to the Collateral in the absence of gross negligence or willful misconduct of such other Purchaser or Collateral Agent, as applicable, as shall have been determined in a final nonappealable judgment of a court of competent jurisdiction.

9.	GOVERNING LAW; MISCELLANEOUS.

(a)  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.  The Company and each Purchaser irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of New Castle, the State of Delaware, in any suit or proceeding based on or arising under this Agreement or the transactions contemplated hereby and irrevocably agree that all claims between the parties in respect of such suit or proceeding may be determined in such courts. The Company and each Purchaser irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum.  The Company and each Purchaser further agree that service of process upon the Company or any Purchaser mailed by first class mail shall be deemed in every respect effective service of process upon the Company or such Purchaser, as the case may be, in any such suit or proceeding.  Nothing herein shall affect the right of the Company or any Purchaser to serve process in any other manner permitted by law.  The Company and each Purchaser agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(b)  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.  In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed execution page(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof, provided that the failure to so deliver any manually executed execution page shall not affect the validity or enforceability of this Agreement.

(c)  Construction.  Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural.  Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.  The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(d)  Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(e)  Entire Agreement; Amendments.  This Agreement and the other Transaction Documents (including any schedules and exhibits hereto and thereto) contain the entire understanding of the Purchasers, the Company, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, or in any certificate or document contemplated thereby, neither the Company nor the Purchasers make any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement, and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchasers.

(f)   Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as provided herein.  The initial addresses for such communications shall be as follows, and each party shall provide notice to the other parties of any change in such party’s address:

(i)  If to the Company:

Matritech, Inc.
330 Nevada Street
Newton, Massachusetts 02460
Telephone: (617) 928-0820
Facsimile:  (617) 928-0821
Attention:  Chief Executive Officer

with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts  02110
Telephone: (617) 248-5000
Facsimile:  (617) 248-4000
Attention:  Barbara M. Johnson

(ii)    If to any Purchaser, to the address set forth under such Purchaser’s name on the Execution Page hereto executed by such Purchaser,

with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

The Feinberg Law Group, LLC
57 River Street, Suite 204
Wellesley, Massachusetts  02481
Telephone:         (781) 283-5775
Facsimile:            (781) 283-5776
Attention:           Jeannette D. Carneiro

(g)  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  Except as provided herein, the Company shall not assign this Agreement or any rights or obligations hereunder.  Any Purchaser may assign or transfer the Securities pursuant to the terms of this Agreement and of such Securities, or assign such Purchaser’s rights hereunder to any other person or entity.

(h)  Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that Section 4(r) may be enforced by any Purchaser’s affiliates and its or their advisors to the extent the same is entitled to reimbursement of Expenses pursuant thereto.

(i)   Survival.  The representations and warranties of the Company and the agreements and covenants set forth in Sections 3, 4, 5, 8 and 9 hereof shall survive the Closing notwithstanding any due diligence investigation conducted by or on behalf of any Purchaser.  Moreover, none of the representations and warranties made by the Company herein shall act as a waiver of any rights or remedies any Purchaser may have under applicable U.S. federal or state securities laws.

(j)   Publicity.  The Company and each Purchaser shall have the right to approve before issuance any press releases or SEC filings, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchasers, to make any press release or SEC filings as is required by applicable law and regulations (although the Purchasers shall be consulted by the Company in connection with any such press release prior to its release, and the Purchasers shall be provided with a copy thereof and must provide specific consent to the use of a Purchaser’s name in connection therewith).

(k)  Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)   Indemnification.  In consideration of each Purchaser’s execution and delivery of this Agreement and the other Transaction Documents and purchase of the Securities hereunder, and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, from and after the Closing, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement, collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby; (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby; or (iii) any cause of action, suit, claim, order, proceeding or process brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (B) any disclosure made by such Purchaser pursuant to Section 4(b) or 4(i) hereof, or (C) the status of such Purchaser or holder of the Securities as an investor in the Company; provided, however, that with respect to clause (iii) above, excluding any Indemnified Liabilities (a) resulting from the Indemnitee’s or the Purchaser’s own acts of fraud or willful misconduct and (b) resulting from any cause of action, suit, claim, order, proceeding or process brought or asserted against any Indemnified Party by any investor in or partner, shareholder, member, employee or agent of said Indemnified Party.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(m)  Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser hereunder or pursuant to any of the other Transaction Documents or any Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(n)  Joint Participation in Drafting.  Each party to this Agreement has participated in the negotiation and drafting of this Agreement and the other Transaction Documents.  As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

(o)  Remedies.  No provision of this Agreement or any other Transaction Document providing for any remedy to a Purchaser shall limit any other remedy which would otherwise be available to such Purchaser at law, in equity or otherwise.  Nothing in this Agreement or any other Transaction Document shall limit any rights any Purchaser may have under any applicable federal or state securities laws with respect to the investment contemplated hereby.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transactions contemplated hereby.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations hereunder (including, but not limited to, its obligations pursuant to Section 5 hereof)

will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement (including, but not limited to, its obligations pursuant to Section 5 hereof), that each Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer of the Securities, without the necessity of showing economic loss and without any bond or other security being required.

(p)  Knowledge.  As used in this Agreement, the term “knowledge” of any person or entity shall mean and include such person’s or entity’s or, with respect to the Company, the Company’s executive officers’ actual knowledge and that knowledge which a reasonably prudent business person could have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence which a prudent business person should have made or exercised, as applicable, with respect thereto.

(q)  Exculpation Among Purchasers; No “Group”.  Each Purchaser acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement and the other Transaction Documents, that it has independently determined to enter into the transactions contemplated hereby and thereby, that it is not relying on any advice from or evaluation by any other Purchaser, and that it is not acting in concert with any other Purchaser in making its purchase of securities hereunder or in monitoring its investment in the Company.  The Purchasers and, to its knowledge, the Company agree that the Purchasers have not taken any actions that would deem such Purchasers to be members of a “group” for purposes of Section 13(d) of the Exchange Act, and the Purchasers have not agreed to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Company.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

MATRITECH, INC.

By:
Name: Stephen D. Chubb
Title: Chief Executive Officer

PURCHASER:

Leon Okurowski and Willard Umphrey, as Trustees
for the benefit of Leon Okurowski

______________________________________________
Leon Okurowski, Trustee

______________________________________________
Willard Umphrey, Trustee

ADDRESS:            U.S. BOSTON CORPORATION PROFIT SHARING PLAN
LINCOLN NORTH
LINCOLN, MASSACHUSETTS 01773
TEL: (781)259-0249
FAX: (781)259-1166

SUBSCRIPTION AMOUNT:

Aggregate Face Amount of Note: $1,750,000

PURCHASER:

Leon Okurowski and Willard Umphrey, as Trustees
for the benefit of Willard Umphrey

______________________________________________
Leon Okurowski, Trustee

______________________________________________
Willard Umphrey, Trustee

ADDRESS:            U.S. BOSTON CORPORATION PROFIT SHARING PLAN
LINCOLN NORTH
LINCOLN, MASSACHUSETTS 01773
TEL: (781)259-0249
FAX: (781)259-1166

SUBSCRIPTION AMOUNT:

Aggregate Face Amount of Note: $1,750,000